                                                                     EXHIBIT 2.4





                                VOTING AGREEMENT



         THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of November __, 2001, by AURORA COMMUNICATIONS LLC, a Delaware limited liability company ("Aurora"), CUMULUS MEDIA, INC., an Illinois corporation ("Buyer"), LEWIS W. DICKEY, JR. ("LWD"), an individual resident of the State of Georgia, JOHN W. DICKEY ("JWD"), an individual resident of the State of Georgia, DBBC OF GEORGIA, L.L.C. ("DBBC-GA"), a Georgia limited liability company, CML HOLDINGS, LLC ("CML"), a Delaware limited liability company, RICHARD W. WEENING ("Weening"), an individual resident of the State of Wisconsin, QUAESTUS MANAGEMENT CORPORATION ("Quaestus"), a Delaware corporation, and QUAESTUS PARTNER FUND a Wisconsin limited partnership ("Quaestus Partner," and with LWD, JWD, DBBC-GA, CML, Quaestus and Weening, collectively, the "Supporting Shareholders") in favor of and for the benefit of the Sellers (defined below).


                                   WITNESSETH:


         WHEREAS, the Supporting Shareholders are the record owners of, and have the exclusive right to vote, shares of Class A Common Stock and Class C Common Stock, each $.01 par value per share, of Buyer (the "Buyer Common Stock") as described on Schedule I attached hereto (such shares of Buyer Common Stock, as they may be adjusted by stock dividends, stock splits, recapitalization, reclassification, combination, merger, exchange of shares or otherwise, together with all additional shares of Buyer Common Stock purchased by any Supporting Shareholder or with respect to which any Supporting Shareholder acquires beneficial ownership after the date hereof, including through the exercise of options, warrants or other rights to acquire shares of Buyer Common Stock, or the conversion of other securities of Buyer into Buyer Common Stock (as the same may be adjusted as described herein), being collectively referred to herein as the "Supporting Shareholders Shares");

         WHEREAS, Buyer has as of the date of this Agreement entered into that certain Agreement of Purchase and Sale (the "Purchase Agreement") by and among Buyer and certain other parties, including those parties defined therein as "Sellers", who directly or indirectly own all of the membership interests of Aurora which provides that Buyer will directly or indirectly acquire from Sellers (the "Acquisition") all of the membership interests of Aurora;

         WHEREAS, the Acquisition is conditioned on receipt of the Requisite Buyer Vote approving the issuance of Buyer Stock, the adoption of the Charter Amendment and the consummation of the transactions contemplated by the Purchase Agreement (collectively, the "Subject Transactions");

         WHEREAS, the Supporting Shareholders have agreed to enter into this Agreement governing the voting of the Supporting Shareholders Shares as described more fully herein;

         WHEREAS, as an inducement to Sellers to enter into the Purchase Agreement, Sellers have requested that the Supporting Shareholders agree, and the Supporting Shareholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions. All capitalized terms herein, unless defined herein or the context otherwise requires, shall have the definitions set forth in the Purchase Agreement.

         2. Voting of Shares. As long as this Agreement has not terminated in accordance with Section 7(a), each Supporting Shareholder agrees to cause the Supporting Shareholders Shares of such Supporting Shareholder to be voted at the Buyer Shareholders Meeting and any and all postponements and adjournments thereof or in any other circumstances in which a vote, consent or other approval (including by written consent) with respect to the Subject Transactions is sought to approve any Subject Transaction and any other matter that is necessary in order for the consummation of the transactions contemplated by the Purchase Agreement.

         3.       Limitations on Disposition or Encumbrance of Shares.

                  (a) Each of LWD, JWD and DBBC agrees, on a several and not joint basis, that it will not agree to, and not offer to, sell, distribute, transfer, tender, assign, hypothecate or otherwise dispose of, directly or indirectly its Supporting Shareholder Shares, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on its voting rights, charge or other encumbrance of any nature whatsoever with respect to its Supporting Shareholders Shares (collectively, a "Transfer") unless (i) in connection with any Transfer of Supporting Shareholders Shares effected pursuant to a privately negotiated transaction or series of transactions, the Supporting Shareholders have obtained the agreement of such transferee(s) to be bound by the terms of this Agreement in a manner reasonably acceptable to Sellers' Representatives (as that term is defined in the Purchase Agreement) or (ii) such Transfer is made pursuant to the volume limitations and other requirements set forth in Rule 144 promulgated under the Securities Act.

                  (b) Each of Weening, CML, Quaestus and Quaestus Partners agrees, on a several and not joint basis, that it will not agree to, and will not offer to, at any time Transfer any Supporting Shareholder Shares owned by it to an "Affiliate," a "Related Party" or a "Principal" (as each of those terms is defined in Buyer's Articles of Incorporation, as amended, in effect on the date hereof) unless (i) such Transfer is made by will or intestate succession in the event of Weening's death, (ii) such transfer is made to an Affiliate, Related Party or Principal who is already a party to this Agreement as a Supporting Shareholder or (iii) in connection with any such Transfer the transferring Supporting Shareholder has obtained the agreement of any such transferee(s) to be bound by the terms of this Agreement in a manner reasonably acceptable to Sellers' Representatives. Except with respect to any such Transfer to an Affiliate, Related Party or Principal as above provided, Weening, CML, Quaestus and Quaestus Partners may Transfer their Supporting Shareholders Shares at any time, free of the restrictions of this Agreement.

                  (c) No Supporting Shareholder will request that Buyer register any Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Supporting Shareholders Shares unless such Transfer is made in compliance with this Agreement.

         4. Reliance by Sellers. Each of the Supporting Shareholders understands and acknowledges, on a several and not joint basis, that Sellers are, contemporaneously herewith, entering into the Purchase Agreement in reliance upon such Supporting Shareholder's execution and delivery of this Agreement and the Supporting Shareholder's representations, warranties and covenants contained herein. Each Supporting Shareholder acknowledges and agrees, on a several and not joint basis, that the Sellers are the intended beneficiaries of the representations, warranties and covenants of the Supporting Shareholders contained herein.

         5. Non-Interference. The Supporting Shareholders will not, except as permitted by this Agreement, grant any proxies or powers of attorney with respect to any of the Supporting Shareholders Shares that would have the effect of restricting, limiting or interfering with the performance by the Supporting Shareholders of their respective obligations under this Agreement or the transactions contemplated hereby.

         6. Representations and Warranties of the Supporting Shareholders. Each of the Supporting Shareholders, severally and not jointly, hereby represents and warrants to Sellers with respect to itself only:

                  (a) Capacity; Authority. Each Supporting Shareholder, if a natural person, has the capacity necessary to enter into this Agreement and to carry out the transactions contemplated hereby. Each Supporting Shareholder, if not a natural person, has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Supporting Shareholder and constitutes a legal, valid and binding obligation of each Supporting Shareholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  (b) No Conflict. The execution and delivery of this Agreement by each Supporting Shareholder does not, and the performance of this Agreement by it will not,
                           (i) require any consent or permit of, or filing with or notification to (other than pursuant to the securities laws), any regulatory authority, (ii) conflict with any law, order or agreement applicable to it or by which it or any of its properties or assets is bound, or (iii) result in the creation of a lien on any of the Supporting Shareholders Shares pursuant to any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which the Supporting Shareholders Shares are bound.

                  (c) Title to the Shares. On the date hereof, each Supporting Shareholder owns the Supporting Shareholders Shares set forth next to such Supporting Shareholder's name on Schedule I hereto. The Supporting Shareholders Shares and other securities set forth on Schedule I hereto are all the securities of Buyer owned, either of record or beneficially, by the Supporting Shareholders. Except for any restrictions arising under this Agreement, each Supporting Shareholder (i) has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights (if any) and sole power to agree to each of the matters set forth in this Agreement, in each case with respect to all of such Supporting Shareholder's Supporting Shareholders Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, (ii) owns all the Supporting Shareholders Shares set forth next to such Supporting Shareholder's name on
                           Schedule I hereto, and (iii) the Supporting
                           Shareholders have not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Supporting Shareholders Shares.

         7.       Miscellaneous.

                  (a) Termination. This Agreement will terminate and will have no further force or effect as of the Termination Date. For the purposes of this Agreement, "Termination Date" means the earlier of one day after
                           (i) the termination of the Purchase Agreement in accordance with its terms, (ii) the Closing Date or
                           (iii) one year from the date of this Agreement.

                  (b) Enforcement. The Supporting Shareholders hereto agree that (i) irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and (ii) the Sellers will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy to which they may be entitled at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any right, power or remedy by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (c) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (d) Assignment. This Agreement may not be assigned, by operation of law or otherwise, without the prior written consent of the parties, and any such assignment or delegation that is not consented to will be null and void.

                  (e) Obligations of Successors; Parties in Interest. This Agreement will be binding upon, inure solely to the benefit of, and be enforceable by, the successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to or will confer upon any other Person, other than the Sellers, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (f) Severability. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction will be ineffective only to the extent of such prohibition or invalidity and will not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

                  (g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia (regardless of the laws that might otherwise govern under applicable Georgia principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

                  (h) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original, but all of which taken together will be one and the same agreement.

                          [SIGNATURES ON THE NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                 AURORA COMMUNICATIONS, LLC


                                 By:   Aurora Management, Inc., as sole Manager


                                       By: /s/ Frank Osborn
                                          --------------------------------------
                                          Frank Osborn




                                 CUMULUS MEDIA INC.


                                       By: /s/ Lewis W. Dickey, Jr.
                                          --------------------------------------
                                          Lewis W. Dickey, Jr. Chairman and CEO



                                 /s/ Lewis W. Dickey, Jr.
                                 -----------------------------------------------
                                 LEWIS W. DICKEY, JR.

                                 /s/ John W. Dickey
                                 -----------------------------------------------
                                 JOHN W. DICKEY



                                 DBBC OF GEORGIA, L.L.C.


                                 By: /s/ Lewis W. Dickey, Jr.
                                    --------------------------------------------
                                    Lewis W. Dickey, Jr., President

                                 /s/ Richard W. Weening
                                 -----------------------------------------------
                                 RICHARD W. WEENING



                                 CML HOLDINGS, LLC


                                 By:    Quaestus Management Corporation


                                          By: /s/ Richard W. Weening
                                             -----------------------------------
                                               Richard W. Weening, President



                                 QUAESTUS MANAGEMENT CORPORATION


                                 By:      /s/ Richard W. Weening
                                          --------------------------------------
                                          Richard W. Weening, President



                                 QUAESTUS PARTNERS FUND



                                 By:      Quaestus Management Corporation


                                          By:   /s/ Richard W. Weening
                                                --------------------------------
                                                Richard W. Weening, President

                                   SCHEDULE I


                         SUPPORTING SHAREHOLDERS SHARES




---------------------------------- ----------------- ---------------------------
                                        Class A                 Class C
                                     Common Stock            Common Stock
---------------------------------- ----------------- ---------------------------
Lewis W. Dickey, Jr.                     66,740                 128,000
---------------------------------- ----------------- ---------------------------
John W. Dickey                           72,000                      --
---------------------------------- ----------------- ---------------------------
DBBC of Georgia, LLC                     95,000                 291,542
---------------------------------- ----------------- ---------------------------
CML Holdings, LLC                       851,100                 872,422
---------------------------------- ----------------- ---------------------------
Richard W. Weening                      130,000                      --
---------------------------------- ----------------- ---------------------------
Quaestus Management Corporation         201,000                 237,313
---------------------------------- ----------------- ---------------------------
Quaestus Partner Fund                   100,000                      --
---------------------------------- ----------------- ---------------------------


                                   SCHEDULE 1